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                                                                     EXHIBIT 5.1







                             September 24, 1996



Kapson Senior Quarters Corp.
242 Crossways Park West
Woodbury, NY  11797

Ladies and Gentlemen:

         You have requested our opinion in connection with the filing by Kapson Senior Quarters Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration Statement No. 333-5945) (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to 4,082,500 shares of common stock, $.01 par value, of the Company ("Common Stock"). The Registration Statement relates to the proposed issuance and sale of 3,550,000 shares of Common Stock by the Company (the "Firm Shares"), and the proposed sale of up to an additional 266,500 shares of Common Stock by the Company (the "Company Option Shares"), and the proposed sale of up to 266,250 shares (the "Selling Stockholders' Shares") of Common Stock by certain stockholders (the "Selling Stockholders") pursuant to an over-allotment option.

         We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents. We have also relied on certain matters contained in certificates of public officials and officers of the Company.

         Based upon the foregoing, we are of the following opinion:
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Kapson Senior Quarters Corp.
September 24, 1996
Page 2





         I. the Firm Shares and the Company Option Shares (to the extent issued and sold by the Company) have been duly authorized and, when issued, delivered and paid for in accordance with the underwriting agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

         II. the Selling Stockholder Shares have been duly authorized and, when issued to the Selling Stockholders as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         The foregoing opinions relate only to matters of the internal law of the State of New York and to the General Corporation Law of the State of Delaware and to matters of federal law and does not purport to express any opinion on the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


              Very truly yours,


              /S/ PROSKAUER ROSE GOETZ & MENDELSOHN LLP